Exhibit 5.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City

To:

Marex Group plc

155 Bishopsgate

London EC2M 3TQ

United Kingdom

21 April 2026

Registration Statement on Form F-3

1.	INTRODUCTION

1.1	Our role

We have acted as legal advisers to Marex Group plc, a public limited company incorporated under the laws of England and Wales (the “Issuer”) as to matters of English law in connection with the Issuer’s offering, issuance and sale of U.S.$500,000,000 aggregate principal amount of the Issuer’s 5.680% Senior Notes due 2031 (the “Notes”). The Notes were issued pursuant to a senior notes indenture dated 15 October 2024 (the “Base Indenture”) between the Issuer and Citibank, N.A. as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated 21 April 2026 (the “Supplemental Indenture”) between the Issuer and the Trustee (together, the “Indenture”).

The public offering and sale of the Notes (the “Transaction”) were registered under the Issuer’s registration statement on Form F-3 (File No. 333-286884) (the “Registration Statement”), including the prospectus constituting a part thereof, dated 1 May 2025 (the “Base Prospectus”), the preliminary prospectus supplement, dated 16 April 2026 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”), and the prospectus supplement, dated 16 April 2026 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), filed by the Issuer with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

1.3	Defined terms and construction

(a)	In this opinion, terms defined or given a particular construction in the Indenture, and not in this opinion, have the meanings given to them in the Indenture.

(b)	In addition in this opinion, terms defined in the Schedule shall have the meanings given in that Schedule and:

(i)	“EUWA” means the European Union (Withdrawal) Act 2018 (as amended);

(ii)	“EUWAA” means the European Union (Withdrawal Agreement) Act 2020;

(iii)	“Searches” means the searches described in paragraph 2.1(f) and (g) (Documents and Searches) and “Search Results” means the information we obtain, or receive from our agents, from the Searches;

(iv)

“Transaction Party” means a person which is a party to the Indenture or the Notes, “Transaction Parties” means all of them and “Other Transaction Parties” means the Transaction Parties (other than the Issuer); and

(v)	headings are for ease of reference only and shall not affect the interpretation of this opinion.

(c)

Unless the context requires otherwise, any reference to legislation or a legislative provision, in each case, as it applies under English law as at the date of this opinion includes any subordinate legislation in force under English law as at the date of this opinion that modifies or supplements such legislation or, as the case may be, legislative provision.

2.	EXAMINATION AND ENQUIRIES

2.1	Documents and Searches

For the purpose of giving this opinion, we have:

(a)	examined the Registration Statement and the Prospectus;

(b)	examined a signed execution copy of the Underwriting Agreement, dated 16 April 2026 between the Issuer and the underwriters named therein (the “Underwriting Agreement”);

(c)	examined a signed execution copy of the Base Indenture and a signed execution copy of the Supplemental Indenture;

(d)	examined a signed execution copy of the global certificate representing the Notes (the “Global Note”), executed and delivered by the Issuer to the Trustee and authenticated by the Trustee;

(e)

examined the Secretary’s Certificate of the Issuer (including the Articles of Association of the Issuer and the extract of the written resolutions of the Board contained in its Annexes) referred to in the Schedule;

(f)	on 20 April 2026, arranged for our agents to make an online search of the register kept by the Registrar of Companies in respect of the Issuer (the “Company Search”); and

(g)

arranged for our agents to make an online search of the Central Registry of Winding Up Petitions in respect of the Issuer on 20 April 2026 at approximately at approximately 10:04 am (the “Central Registry Enquiry”).

In this opinion letter, the Underwriting Agreement, the Base Indenture, the Supplemental Indenture and the Global Note are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

2.2	No other examination or enquiry

For the purpose of giving this opinion, we have only examined and relied on the documents referred to in paragraph 2.1, arranged or obtained the Searches and reviewed the Search Results. We have made no further enquiries concerning the Issuer or any other person or any other matter in connection with the giving of this opinion.

2.3	Matters of fact

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents referred to in paragraph 2.1 (Documents examined) and, in particular, on those statements made in the Secretary’s Certificate of the Issuer (including its Annexes) referred to in the Schedule.

3.	ASSUMPTIONS AND QUALIFICATIONS

3.1	General statement regarding assumptions and qualifications

The opinions set out in paragraph 4 (Opinions) are given on the basis of, and subject to, the assumptions and qualifications set out in the remainder of this paragraph 3.

3.2	Authenticity of signatures and documents

(a)	The genuineness of all signatures, seals and stamps.

(b)

That each of the individuals who signs as, or otherwise claims to be, an officer or Authorised Officer of the Issuer is the individual whom they claim to be and holds the office or position of any one of the following (i) Chief Executive Officer or (ii) Chief Financial Officer.

(c)	The authenticity and completeness of all documents submitted to us as originals.

(d)	The conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents.

(e)	The person whose name and electronic signature appears in the signature block of any document is the person who signed and that signature was applied with the intention to authenticate such document.

(f)	The person who signed the attestation clause of any document was physically present and witnessed the signatory sign such document.

3.3	Corporate formalities

(a)

That the written resolutions of the directors of the Issuer referred to in the Schedule were duly passed in accordance with all applicable laws and regulations, including compliance with the Articles of Association of the Issuer, and that in particular, but without limitation, each provision contained in the Companies Act 2006 or the Articles of Association of the Issuer relating to the declaration of directors’ interests or the power of interested directors to vote was duly observed.

(b)	That the written resolutions of the directors of the Issuer referred to in the Schedule have not been amended or rescinded and remain in full force and effect.

(d)

That each provision contained in the Companies Act 2006 or the Articles of Association of the Issuer relating to the declaration of directors’ interests or the power of interested directors to vote and to count in the quorum was duly observed.

(f)

That any borrowing limits or any limits on the guaranteeing of indebtedness or granting of security imposed by the Issuer’s Articles of Association or otherwise by the Issuer’s shareholders have been, and will be, duly observed.

(g)

The directors of the Issuer acted in accordance with ss171-174 of the Companies Act 2006 in passing the resolutions referred to in the Schedule and in approving the execution of the Transaction Documents and that the execution and delivery by the Issuer of the Transaction Documents and the exercise of its rights and performance of its obligations thereunder are in its commercial interests.

3.4	Capacity, authorisation and execution

(a)	That each Other Transaction Party:

(i)	has at all relevant times the capacity to enter into and deliver, and to exercise its rights and perform its obligations under, such Transaction Document;

(ii)	has taken all necessary corporate action to authorise that entry, delivery, exercise and performance; and

(iii)	is not prohibited by any applicable law from that entry, delivery, exercise and performance.

(b)	Each Transaction Document has been duly executed by or on behalf of each party to it (other than the Issuer).

(c)	None of the Transaction Documents has been or will be executed as a deed.

(d)	That an Authorised Officer (as defined in the resolutions referred to in the Schedule) has approved each Transaction Document on behalf of the Issuer.

3.5	Delivery and validity

(a)

That each of the Transaction Documents will be accurately and properly prepared, completed, duly authorised, executed and delivered on behalf of each of the parties to such Transaction Documents (other than the Issuer) and issued, paid for, registered and authenticated, all subject to, and in accordance with, the Indenture and that all other requirements of the Indenture with respect to the issue of the Notes will be complied with in full.

(b)

That each of the Transaction Documents has been unconditionally delivered by all of the parties to it and is not subject to any escrow or similar arrangement and that all conditions precedent to the Indenture becoming effective have been duly met or waived.

(c)

That the Transaction Documents and the obligations created by them constitute the legal, valid, binding and enforceable obligations of each party to them under the laws by which they are expressed to be governed.

(d)	That in the case of each Transaction Document the choice of laws expressed in it is valid under the chosen laws.

(e)	That any submission in a Transaction Document to the jurisdiction of courts other than English courts would be recognised as a valid submission under the laws of the chosen jurisdiction(s).

(f)

That any subordinate legislation which purports to have been made under powers conferred by the European Communities Act 1972, the EUWA or the EUWAA that is relevant to this opinion is valid in any relevant respect.

3.6	Foreign law matters

(a)

That no laws of any applicable jurisdiction (other than English law) would be contravened by, or render illegal or ineffective, the entry into and delivery of any of the Transaction Documents, the issue of the Global Note or the enforcement or other exercise of any rights or the performance of any obligations (including any exercise or performance in that jurisdiction) under any of the Transaction Documents, by any party thereunder.

3.7	Accuracy and completeness of information

(a)	That the information included in the Search Results is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been but was not included in them.

It should be noted, however, that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)

there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)

there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)

the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Issuer presented prior to the enquiry and entered on the records of the Central Registry of Winding Up Petitions at the Insolvency and Companies List, Royal Courts of Justice. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

(b)

That there is no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any of the Transaction Documents was or is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between some or all of the parties to any Transaction Document which in either case would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion.

(c)

That each representation and/or warranty given from time to time by the Issuer in the Transaction Documents (other than those as to a matter of law on which we opine in this opinion) is true, accurate and complete as at each date on which it is given or repeated; and that if a warranty or representation is given by the Issuer in whatever form of words to the effect that it has no awareness or notice of a fact or matter, or that to its knowledge and belief a fact or matter does not exist or has not occurred, then that means that the relevant fact or matter does not exist or has not occurred.

3.8	Compliance with laws of England and Wales

(a)

Each Transaction Document, including the issue of the Global Note, in respect of which particular restrictions, laws, guidelines, regulations or reporting requirements apply in England and Wales will only occur in circumstances which comply with such restrictions, laws, guidelines, regulations or reporting requirements as apply from time to time.

(b)

All consents, licenses, approvals, authorisations, orders of any governmental authority or other person, registrations, notices or filings which are necessary under any applicable laws in order to permit the execution and delivery of each of the Transaction Documents and, in each case, the performance of the Issuer’s obligations thereunder, or otherwise in connection therewith, have been obtained or made and are and will be in full force and effect.

3.9	Consents and non-infringements

(a)

That any operational consent, licence or authorisation which the Issuer may require to carry on its business has been obtained, is in full force and effect and will not be breached by the execution and delivery and performance of obligations under any of the Transaction Documents and that each consent, licence, approval, authorisation or order of any governmental authority or other person which is required under any applicable law in relation to the execution and delivery of each Transaction Document and the exercise of rights and the performance of obligations under them by any party or otherwise in connection with the Transaction has been obtained and is in full force and effect.

(b)

That each party in entering into each Transaction Document to which it is a party and in exercising its rights and performing its obligations under them is, and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control, human rights and national security laws and regulations of any applicable jurisdiction (including without limitation the Proceeds of Crime Act 2002, the Bribery Act 2010, the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 and the National Security and Investment Act 2021) and the enforcement of each Transaction Document is, and will at all times remain, consistent with all such laws and regulations.

(c)

That no agreement, document or obligation to or by which the Issuer (or its assets) is a party or bound and no injunction or other court order against or affecting the Issuer would be breached or infringed by the execution and delivery of the Transaction Documents, the exercise of rights and the performance of obligations under them or any other aspect of the Transaction.

4.	OPINIONS

4.1	General statements regarding opinions

(a)

Basis: the opinions set out in the remainder of this paragraph 4 are given on the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and on the basis of, and subject to, the assumptions and qualifications made in paragraph 3 (Assumptions and Qualifications).

(b)	No extension: this opinion is strictly limited to the matters expressly stated in the remainder of this paragraph 4 and is not to be construed as extending by implication to any other matter.

4.2	Status

(a)	Incorporation: the Issuer is a public limited company duly incorporated under the laws of England and Wales.

(b)

Status: in respect of the Issuer, the Company Search and the Central Registry Enquiry indicate that it is validly existing and do not reveal any order or resolution for its winding up or any notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets. In respect of the Issuer, the Central Registry Enquiry does not reveal that any petition for its winding-up has been presented, that any application for its administration has been made or that any notice of appointment, or of intention to appoint, an administrator has been filed.

(c)	Definition: for the purpose of this paragraph 4.2:

(i)

“duly incorporated” means that the requirements of the Companies Acts in force at the date of incorporation of the Issuer in respect of registration and all matters precedent and incidental to it have been complied with by the Issuer and that the Issuer is authorised to be registered and is duly registered under those Acts; and

(ii)

“validly existing” means that the Issuer is subsisting at the date of this opinion and has not been struck off the register kept by the Registrar of Companies, dissolved or ceased to exist by reason of any merger, consolidation or limitation on the duration of its existence.

4.3	Corporate capacity

The Issuer has the corporate capacity to enter into and deliver each of the Base Indenture, Supplemental Indenture and the Global Note and to exercise its rights and perform its obligations under each of the Base Indenture, Supplemental Indenture and the Global Note and has taken all necessary corporate action to authorise the execution and delivery of, and the exercise of its rights and performance of its obligations under, each of the Base Indenture, Supplemental Indenture and the Global Note, as the case may be.

4.4	Due authorisation

(a)	The Base Indenture and Supplemental Indenture have been duly authorised by the Issuer.

(b)	The Global Note has been duly authorised by the Issuer.

5.	LAW AND RELIANCE

5.1	Governing law

This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

5.2	The law to which this opinion relates

(a)	This opinion relates only to English law as applied by the English courts as at today’s date (together, “Applicable Law”).

(b)

By “English law”, we mean (except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle), English domestic law on the assumption that English domestic law applies to all relevant issues.

(c)

Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today’s date in Applicable Law. Nor do we undertake or accept any obligation to update this opinion to reflect any actual changes in Applicable Law or relevant accounting standards made or coming into effect after today’s date.

(d)

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the transactions contemplated by the Transaction Documents or any other matter contemplated by the Transaction Documents would or might affect any of the opinions set out in paragraph 4 (Opinions).

6.	RELIANCE AND LIABILITY

6.1	Addressees and disclosure

(a)

This opinion is solely for the benefit of the addressee and for the purposes of the issue and offer of the Notes. Except as set out below, it may not be disclosed or relied on by any other person or for any other purpose and is not to be quoted or made public in any way without our prior written consent.

(b)	This opinion may be disclosed, for information purposes only and without any entitlement to rely on it in any way:

(i)	to the legal advisers and external auditors of the Issuer and of any affiliate of the Issuer;

(ii)	to the directors, officers or employees of the Issuer;

(iii)	to applicable regulators upon their request;

(iv)	to any person to whom disclosure is required to be made in accordance with law or regulation or in connection with any judicial proceedings;

(v)	in connection with any litigation, arbitration or similar proceeding to which the Issuer is a party relating to the issue and offer of the Notes; and

(vi)	to any rating agency which, with the permission of the Issuer, has or will rate the Notes issued pursuant to the Indenture.

In addition, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Issuer’s report on Form 6-K dated the date hereof and its incorporation by reference into the Registration Statement. We also consent to the use of our name in the Preliminary Prospectus and Prospectus under the captions “Legal Opinions” and “Legal Matters,” respectively. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Mayer Brown International LLP

THE SCHEDULE

DOCUMENTS EXAMINED

A Secretary’s Certificate of the Issuer dated 21 April 2026 and attaching to it:

1.	A true, accurate and complete copy of the Articles of Association of the Issuer as in full force and effect as at 21 April 2026 (as certified by Scott Linsley (the “Company Secretary”));

2.	A true, accurate and complete copy of the Certificate of Incorporation of the Issuer;

3.	A true, accurate and complete copy of the Certificates of Change of Name of the Issuer; and

4.

A copy of an extract of the written resolutions of the board of directors of the Issuer (the “Board”) dated 30 April 2025, which contained a true, accurate and complete copy of the resolutions duly adopted by the Issuer and by which the Board, amongst other items:

(a)	approved the establishment of the Registration Statement by the Issuer and the delegation of powers and authorities to any Authorised Officer (as defined in the resolutions);

(b)	resolved that it is in the best interests of the Issuer to prepare, execute and deliver the Indenture relating to the Notes;

(c)	authorised and empowered the Authorised Officers (as defined in the resolutions) to:

(i)

negotiate, execute, deliver and perform obligations under, the Indenture for and on behalf of the Issuer, relating to the Notes, with such changes therein and modifications and amendments thereto (including by means of any supplemental indentures to the Indenture) as any Authorised Officer may in his or her sole discretion approve;

(ii)	approve the terms of the Notes to be issued pursuant to the Indenture; and

(iii)	to undertake and complete all actions necessary, appropriate or advisable for the Issuer to issue the Notes;

(d)

resolved that the Notes are approved and any Authorised Officer of the Issuer is authorised to execute and cause to be delivered the Notes with such changes therein as may be approved by any Authorised Officer of the Issuer executing the same and that any Authorised Officer of the Issuer is duly authorised to individually approve the issuance and the terms and provisions of the Notes issued pursuant to the Indenture (or any indenture, supplemental indenture or other instrument authorised by the resolutions); and

Schedule - 1

(e)

resolved that each Authorised Officer may authorise any other officer, agent or counsel of the Issuer to take action and to execute or deliver any agreement, instrument or other document referred to in the foregoing resolutions in place of or on behalf of such Authorised Officer, with full power as if such Authorised Officer were taking such action himself, and certifying that:

(i)	since 25 April 2024 there has been no amendment to the Issuer’s Articles of Association and no action has been taken to amend, modify or repeal such Articles of Association;

(ii)

to the best of his or her knowledge no order or resolution for the winding-up of the Issuer and no notice of appointment of a receiver has been filed by or on behalf of the Issuer, and no proceedings looking toward the merger, consolidation, sale of assets and business, liquidation or dissolution of the Issuer have been taken or are pending, nor have the directors or shareholders of the Issuer taken any steps to authorise or institute any of the foregoing;

(iii)

each of the officers listed in Annex V of the Secretary’s Certificate are officers of the Issuer who hold the office set forth opposite his or her name and the signature of each such person appearing opposite his/her name is his/her own genuine signature;

(iv)	the Indenture has been duly approved and executed on behalf of the Issuer, by an Authorised Person of the Issuer, pursuant to the authority granted by the resolutions duly adopted by the Board; and

(v)

each person who, as an officer, director or authorised signatory of the Issuer, signed the Indenture or any other document delivered in connection therewith on or prior to the date hereof, was, at the respective times of such signing and delivery, duly elected or appointed, qualified and acting as such director or officer or authorised signatory, and was duly authorised to sign such agreement or document on behalf of the Issuer, and the signatures of all such persons appearing on all such documents are their genuine signatures.

Schedule - 2